Results of
           Meeting of Shareholders

RIVERSOURCE SMALL CAP GROWTH FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members

                                  Affirmative                Withhold

    Kathleen Blatz               163,236,744.73            4,497,014.75

    Arne H. Carlson              162,530,173.33            5,203,586.15

    Patricia M. Flynn            163,246,485.86            4,487,273.62

    Anne P. Jones                162,877,499.80            4,856,259.68

    Jeffrey Laikind              163,100,726.60            4,633,032.88

    Stephen R. Lewis, Jr.        163,011,215.63            4,722,543.85

    Catherine James Paglia       162,857,781.18            4,875,978.30

    Vikki L. Pryor               163,189,631.35            4,544,128.13

    Alan K. Simpson              162,179,217.76            5,554,541.72

    Alison Taunton-Rigby         162,966,262.28            4,767,497.20

    William F. Truscott          163,121,093.14            4,612,666.34


Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

        Affirmative          Against            Abstain       Broker Non-votes

      159,675,463.11      4,248,299.02       3,809,992.57           4.78

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes

      160,979,691.98      3,270,919.47       3,483,143.25           4.78

Approve changes in fundamental investment policies

Diversification

        Affirmative          Against            Abstain       Broker Non-votes

      160,093,673.16      3,871,615.62       3,768,465.92           4.78

Ten Percent Limitation in Single Issuer

        Affirmative          Against            Abstain       Broker Non-votes

      159,373,749.03      4,431,238.64       3,928,767.03           4.78

Lending

        Affirmative          Against            Abstain       Broker Non-votes

      159,146,741.85      4,721,624.36       3,865,388.49           4.78

Borrowing

        Affirmative          Against            Abstain       Broker Non-votes

      159,657,539.75      4,387,156.56       3,689,058.39           4.78